Exhibit 4.11

EQUITY PLEDGE AGREEMENT

between

Xi’an Time Share Technology Information Co., Ltd.

and

He Jilun

and

Chengdu Time Share Technology Information Co., Ltd.

and

He Da’en

Table of Contents

Chapter I	Definitions	1
Chapter II	Pledge Right and Pledge Period	2
Chapter III	Representations and Warranties	2
Chapter IV	Covenants	4
Chapter V	Exercise of Pledge Right	5
Chapter VI	Events of Default	6
Chapter VII	Assignment	6
Chapter VIII	Enforcement and Termination	6
Chapter IX	Costs and Expenses	7
Chapter X	Force Majeure	7
Chapter XI	Applicable Laws and Settlement of Disputes	7
Chapter XII	Notice	7
Chapter XIII	Miscellaneous	9

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter “the Agreement”) is signed in Beijing, China, on December 19, 2007 among the following parties:

Party A: Xi’an Time Share Technology Information Co., Ltd

Address: 6th Floor, Huaxing Plaza, No. 57 Keji Rd. 3rd, High-Tech DC, Xi’an

Party B: He Jilun

Address: No. 10 Affiliate, No. 124, Zhengdong St., Wujin Town, Xinjin County, Sichuan

Party C: Chengdu Time Share Technology Information Co., Ltd.

Address: Guixi Industrial Park, High-Tech DC, Chengdu

Party D: He Da’en

Address:

Hereinafter, Party A, B, C, and D shall be individually referred to as a “Party”, and collectively as the “Parties”.

WHEREAS

1.	Party B and Party D are shareholders of Sichuan Time Share Advertising & Communication Co., Ltd (hereinafter “Sichuan Time Share”), holding 98% share equity in Sichuan Time Share and 2% share equity in Sichuan Time Share, respectively;

2.	Party B and Party C entered into a Loan and Equity Pledge Agreement with Party D on November 10, 2006 (hereinafter “Loan and Equity Pledge Agreement”), pursuant to which Party B and Party D pledged their share equities of 98% and 2% in Sichuan Time Share to Party C (hereinafter “the First Equity Pledge”);

3.	On December 19, 2007, Party A and Party B signed a Loan Agreement (hereinafter “Loan Agreement”), pursuant to which Party A agreed to provide loans in RMB for an amount equivalent of USD 20,000,000 to Party B;

4.	To ensure Party A’s right for repayment of the principle and interest (collectively hereinafter “Loans”) under Loan Agreement Party B and Party D agreed to pledge their lawful share equities of 98% and 2% in Sichuan Time Share to Party A, as warranties to the repayment of loans under the Loan Agreement.

THEREFORE, all parties hereby agree as follows:

Chapter I. Definitions

1.1	Definitions of terms in this Agreement will be interpreted as follows, unless otherwise interpreted according to context.

Collateral: 98% and 2% equities in Sichuan Time Share, which are legally owned by Party B and Party D, respectively, on the date on which this Agreement is executed and to be pledged to Party A according to this Agreement. Subject to Party A’s advance consent, Party B and Party D may increase the capital of Sichuan Time Share. The increase of capital subscription shall also be included as the Collateral.

Pledge Period: This term refers to the time period stipulated in Article 2.3 of the Agreement.

Default Notice: This term refers to the notice declaring a breach as issued by Party A in accordance with this Agreement.

China: This term refers to the People’s Republic of China, and does not include Hong Kong, Macao and Taiwan for the purpose of this Agreement;

PRC Laws: This term refers to effective laws, administrative regulations, administration rules, local regulations, judiciary interpretation, and other standards that are legally binding as of the signing date of this Agreement in China.

Chapter II. Pledge Right and Pledge Period

2.1 Pledge Right

To ensure repayment of the loans under the Loan Agreement, Party B and Party D agree to pledge the Collateral that they legally own, and have right to dispose to Party A, as the guarantee to the repayment of the loans under the Loan Agreement (hereinafter the “Equity Pledge”).

Party A and Party C agree that if loans under the Loan Agreement or the Loan and Equity Pledge Agreement cannot be repaid on time, Party A and Party C are entitled to liquidate the Collateral, and Party B and Party D should use the proceeds from the liquidation of the Collateral to repay Party C in full amount, and if there is any surplus, Party B and Party D should use the surplus to repay Party A.

2.2 Establishment of Pledge Right

The Pledge Right is established once the pledged equity is registered at the industrial and commercial registrar of Sichuan Time Share.

2.3 Pledge Period

The pledge period starts from the date of establishment of the Pledge Right, and will end at the date when all loans under the Loan Agreement have been repaid in full or when Party A exempts Party B from obligation of repayment.

Chapter III. Representations and Warranties

3.1 Presentations and warranties of Party A:

3.1.1 Party A is a limited liability company legally registered and effectively existing under the PRC Laws with independent corporate status; has complete, independent legal status and capacity to sign, render and fulfill this Agreement; and is able to serve independently as an entity in a lawsuit;

3.1.2 Party A has acquired corporate authorizations and the approvals needed for the signing and fulfillment of this Agreement; and

their signing and fulfillment of the Agreement do not violate its articles of association or internal policy rules as well as any PRC Laws, contracts or agreements that are binding, and do not need any authorizations or approvals from the government;

3.1.3 Party A is not involved in any lawsuit, arbitration or any other judicial or administrative proceedings which may adversely affect this Agreement and execution of the Agreement to Party A’s knowledge;

3.1.4 Party A has disclosed all documents that have been issued by the government and that may adversely affect the fulfillment of obligations under this Agreement to other parties.

3.2 Presentations and warranties of Party B and Party D:

3.2.1 Party B and Party D are citizens of the PRC, with full legal capacity, with the right to sign, render and fulfill this Agreement; and are able to serve independently as an entity in a lawsuit;

3.2.2 Party B’s and Party D’s signing, rendering and fulfillment of this Agreement do not breach any agreements that they have entered into with any third party at the signing date of this Agreement or any other contracts and agreements that are legally binding to them; do not violate any PRC Laws; and do not need to obtain any authorization and approval from the government;

3.2.3 Party B and Party D have obtained the approvals or agreements from any third parties (if necessary) required for signing and implementing this Agreement;

3.2.4 Sichuan Time Share is a limited liability company legally registered and effectively existing under the PRC Laws with independent corporate status;

3.2.5 Registered capital of Sichuan Time Share has been fully paid. When this Agreement is signed, Party B and Party D are the only legal owners of the Collateral, and there is no dispute over the Collateral. Party B and Party D are entitled to liquidate the Collateral or any part of the Collateral;

3.2.6 Sichuan Time Share has passed the resolution on this equity pledge at its shareholder meeting;

3.2.7 Except the First Equity Pledge, the Collateral is not involved in any other security interest or third party’s interest;

3.2.8 The Collateral could be legally pledged or transferred, and Party B and Party D are legally entitled to pledge the Collateral to Party A in accordance with this Agreement;

3.2.9 Agreement, permission, waiver and authorization of any third party, and approval and exemption (if necessary) of any governmental authorities that should be obtained for signing and implementing this Agreement and for equity pledge under this Agreement have been obtained, and will be fully valid within valid term of this Agreement;

3.2.10 Party B and Party D’s signing and implementing this Agreement will not breach or conflict with any applicable PRC Laws, any agreements binding to any party or the assets of any party, any court decision, any award of arbitration commission, or any decision of administrative authorities;

3.2.11 To the knowledge of Party B and Party D, there is no any pending or threatening lawsuit, legal proceeding or claim on Party B and Party D or the Collateral in any court or arbitration tribunal, nor any such pending or threatening lawsuit, legal proceeding or claim may adversely affect the financial condition or the ability to perform this Agreement of Party B and Party D in any governmental authorities or administrative authorities;

3.2.12 All reports, documents and information regarding Party B and Party D and the issues required by this Agreement that are provided by Party B and Party D to Party A before this Agreement comes into force, are true, accurate and valid in any material aspect when this Agreement comes into force;

3.2.13 All reports, documents and information regarding to Party B and Party D and the issues required by this Agreement to be provided by Party B and Party D to Party A after this Agreement comes into force, are true, accurate and valid in any material aspect when they are provided.

3.3 Representations and warranties of Party C

3.3.1 Party C is a limited liability company legally registered and effectively existing under the PRC Laws. It has complete and independent legal status and capacity to sign, render and fulfill this Agreement, and is able to serve independently as an entity in a lawsuit;

3.1.2 Party C has obtained internal authorizations and approvals required for signing and fulfilling this Agreement; and its signing and fulfillment of this Agreement do not violate its articles of association or internal policy rules, as well as any PRC Laws, contracts or agreements that are binding, and do not need any authorization or approval from the government;

Chapter IV. Covenants

Party B and Party D hereby covenants to Party A as follows:

4.1.1 Without the prior written consent from Party A, Party B and Party D shall not assign the equity, or establish or allow existence of any burden of pledge or rights except the First Equity Pledge that may affect Party A’s rights and benefits;

4.1.2 Party B and Party D shall record the arrangement of the equity pledge under the Agreement on the shareholder register of Sichuan Time Share on the signing date; shall provide the industrial and commercial registrar of Sichuan Time Share with relevant documents for the registration of the Equity Pledge within two (2) days after the Agreement is signed; and shall do their best efforts to complete the registration in as short a time as possible;

4.1.3 In the event of any lawsuit, arbitration or other claim that may have negative effects on Party A’s benefits or the Collateral under the Agreement, Party B and Party D guarantee to notify Party A in writing as soon as possible and in a timely manner, and take all measures necessary to ensure Party A’s benefits upon the Collateral according to the reasonable requests of Party A;

4.1.4 Party B and Party D guarantee to take all measures and sign all documents (including but not limited to the supplement of the Agreement) necessary to ensure Party A’s benefits upon the Collateral, including the exercise and realization of such benefits according to the reasonable requests of Party A;

4.1.5 Party B and Party D shall not perform or allow existence of the actions or behaviors that may harm Party A’s benefits or the Collateral under the Agreement;

4.1.6 In the event of any assignment of the Collateral caused by the exercise of the Pledge Right under the Agreement, Party B and Party D shall ensure to take all measures to realize such assignment.

Chapter V. Exercise of Pledge Right

5.1 In the event that there is a possibility that the Collateral may decrease in its value, to the detriment of the rights of Party A, Party A may request Party B and Party D to provide relevant guarantees. In the event that Party B and Party D fail to provide such guarantees, Party A may auction or sell the Collateral at any time, then reach an agreement with Party B and Party D that the revenue of the auction or sale shall be used to repay the pledged debt, or draw from the notary bodies in the area where Party A is located (any costs incurred of which shall be borne by Party B and Party D).

5.2 In the event of any breach of this Agreement, Party A shall have the right, upon written notice to Party B and Party D, to exercise all breach remedy rights in accordance with PRC Laws and the terms of this Agreement, including but not limited to auction or sale of all or part of the Collateral. Party A shall not bear any obligations for any losses caused by its reasonable exercise of such rights.

5.3 Party A shall have the right to designate in writing any solicitor or other agents to exercise any or all of the forgoing rights, for which Party B and Party D shall not file any objection.

5.4 Reasonable costs incurred by Party A’s exercise of any or all of the above rights shall be borne by Party B and Party D, and Party A shall have the right to deduct such costs from the proceeds of the exercise of rights according to its actual costs.

5.5 The proceeds from Party A’s exercise of its rights and benefits shall be distributed in the following order of precedence:

1)	payment of all the expenses arising out of the liquidation of the Collateral and Party A’s exercise of its rights (including premiums for lawyers and agents);

2)	payment of due taxes for the liquidation of the Collateral; and

3)	repayment to Party C first by Party B and Party D, any remaining balance of which shall be paid to Party A.

In the event that there is a surplus after deducting all the above expenses, Party A shall return the surplus to Party B and Party D or others that are entitled with the benefits according to applicable laws and regulations, or draw at notary authorities in the area where Party A is located (any incurring costs of which shall be borne by Party B and Party D).

5.6 Party A does not necessarily need to execute other breach remedies before the exercise of its rights for auction or sale of the Collateral under the Agreement.

5.7 Party B and Party D shall not impose impediment for Party A’s liquidation of the Pledge Right according to the Agreement, and shall provide all necessary support to realize the Pledge Right.

Chapter VI. Events of Default

6.1 All events below are deemed as Events of Default:

6.1.1 Any representations or warranties made by Party B and Party D in Chapter III of the Agreement contains substantial mistakes or errors, and/or any breach of the warranties by Party B and Party C, as stipulated in Chapter III of the Agreement.

6.1.2 Party B and Party D breach the covenants made in Chapter IV of the Agreement;

6.1.3 Party B and Part D breach any term of the Agreement;

6.1.4 Any event of default as defined under the Loan Agreement;

6.1.5 Any loan, guarantee, indemnity, warranty, or other obligation to a third party by Party B and Party D which (1) is required to be repaid or fulfilled due to breach of any Agreement; or (2) has become due but cannot be repaid or fulfilled, makes Party A believe that the capabilities of Party B and Party D to fulfill their obligations under the Agreement have been affected;

6.1.6 All government agreement, approval, certification or authorization needed for execution, legitimization or enforcement of Agreement are revoked, suspended, invalidated, or substantially modified;

6.1.7 Adverse changes to the assets owned by Party B and Party D make Part A believe that the capabilities of Party B and Party D to fulfill their obligations under the Agreement have been affected.

6.2 In the event of the acknowledgement or realization of any Events of Default as stated in Article 6.1 or any causes that may lead to the above events, Party B and Party D shall immediately notify Party A in writing.

6.3 Unless the Events of Default listed in Article 6.1 of the Agreement have been completely resolved, Party A may issue written notices to Party B and Party D and liquidate the Collateral according to the provisions in Chapter V of the Agreement at any time of the occurrence and after the Events of Default by Party B and Party D.

Chapter VII. Assignment

7.1 Unless through obtaining the written consents from Party A and Party C, Party B and Party D shall not have the right to grant, assign or dispose their rights and obligations under the Agreement; however Party A can assign its rights and obligations under the Agreement after Party A obtains Party C’s consent and issues its written notice to Party B.

7.2 The Agreement is binding upon all parties and their successors or assignees.

Chapter VIII. Enforcement and Termination

8.1 Enforcement

8.1.1 This Agreement becomes effective when all of following requirements are met:

(1)	the Agreement has been appropriately signed by Party A, Party B, Party C, and Party D;

(2)	the Pledge Right under the Agreement has been legally recorded in the shareholders registers of Sichuan Time Share.

8.2 Termination

8.2.1 This Agreement shall be automatically terminated at the date on which the Loan under the Loan Agreement is repaid in full;

8.2.2 Within the validity term of the Agreement, Party B and Party D shall not terminate the Agreement, but Party A shall be entitled to terminate the Agreement at any time by issuing a thirty (30) day written notice to Party B, Party C and Party D.

Chapter IX. Costs and Expenses

9.1 All actual expenses caused by the establishment of the equity pledge under the Agreement, including but not limited to the stamp duty, and any other taxes and expenses, shall be borne by Party B and Party D on a joint basis at the same proportion with Party A.

Chapter X. Force Majeure

10.1 Force Majeure shall mean the events that can not be reasonably foreseen by Party B, Party D and Party A at the signing of the Agreement, as the case may be, and the occurrence of which is unavoidable and unconquerable, and shall include, without limitation, action and non-action of the government and military, natural disasters, earthquake, fire, flood, riot or war.

10.2 If Party B and Party D jointly or Party A is incapable of performing any or all of their obligations under the Agreement by an event of Force Majeure, then neither party shall bear any liability for breach of the Agreement. If either party is prevented from performing any of its obligations under the Agreement by an event of Force Majeure, it shall nevertheless notify other parties in writing of the occurrence of such event and the circumstances thereof within five (5) days after the occurrence of such event. The affected party shall make reasonable efforts to mitigate the effects of Force Majeure.

Chapter XI. Applicable Laws and Settlement of Disputes

11.1 This Agreement shall be construed, enforced, fulfilled, modified and interpreted by PRC Laws.

11.2 Any controversy among Party A, Party B, Party C, and Party D relating to the interpretation and fulfillment of this Agreement shall be settled through friendly negotiations by all parties. Any party may settle the dispute by binding arbitration by China International Economic and Trade Arbitration Commission pursuant to its existent arbitration rules. Arbitration procedures shall be conducted in Beijing by using the Chinese language. The arbitration award shall be final and binding upon Party A, Party B, Party C and Party D.

Chapter XII. Notice

12.1 Unless another address has been provided by the other party in advance, all notices given pursuant to this Agreement shall be sent by courier, express mail, electronic mail, facsimile transmission, or registered mail to the address of the party concerned as given below:

Party A: Xi’an Time Share Technology Information Co., Ltd
Address: 6th Floor, Huaxing Plaza, No. 57 Keji Rd. 3rd, High-Tech DC, Xi’an
Post Code: 710075
Tel.: 029-68681588
Fax: 029-68681589
Contact Person: Wang Yunshi
E-mail: wangyunshi@dytsm.com

Party B: He Jilun
Address: Chuanban No. 3 Bldg., No. 312
Longzhuashu, Xiaohongmen, Chaoyang Dist., Beijing
Post Code: 100078
Tel.: 010-87695556
Fax: 010-87695795
E-mail: hejilun@dytsm.com

Party C: Chengdu Time Share Technology Information Co., Ltd.
Address: Chuanban No. 3 Bldg., No. 312
Longzhuashu, Xiaohongmen, Chaoyang Dist., Beijing
Post Code: 100078
Tel.: 010-87695559
Fax: 010-87697911
Contact Person: He Jilun
E-mail: hejilun@dytsm.com

Party D: He Da’en
Address: Room 3331, Jinlin Peninsula, No. 33 Caotang Rd., Qingyang Dist., Chengdu
Post Code: 610072
Tel.: 028-87361717
Fax: None
E-mail: None

12.2 Notices and correspondence shall be deemed as have been served as follows:

12.2.1 In the case of facsimile transmission, the appearing transmittal time or the consecutive business day if time of transmission was after 5 o’clock PM on the day at the place of receipt;

12.2.2 In the case of courier, at the date on which the recipient signs and accepts the notice (including express mail);

12.2.3 Five (5) days after the post office issues receipt in the case of registered mail;

12.2.4 In the case of electronic mail, the time when the sender prints the records containing the completion of transmission of such notice.

Chapter XIII. Miscellaneous

13.1 Any amendment, supplement or modification to the Agreement shall be in writing, and become effective after being signed by Party A, Party B, Party C and Party D.

13.2 Four (4) originals of this Agreement shall be written in the Chinese language, with Party A, Party B, Party C and Party D holding one (1) original each.

13.3 Any rights or remedies of any party endowed by any terms of this Agreement shall not exclude any other rights or remedies stipulated by laws or other terms of this Agreement, and each party’s exercised rights and remedies shall not exclude other rights and remedies that it has.

13.4 If either party does not execute or delays in exercising any rights and remedies according to the Agreement or laws (hereinafter the “Party’s Rights”), it will not constitutes the waiver of such rights, and the waiver of any individual or part of the Party’s Rights shall not exclude the party’s exercised rights by other means and other Party’s Rights.

13.5 Headings of the articles of this Agreement are provided only for index, and in no circumstances such headings shall affect the interpretation of the terms of this Agreement.

13.6 In the event of the invalidity, noncompliance or unenforceability of any terms of the Agreement at any time, then the validity, compliance or enforceability of other terms of this Agreement shall not be affected thereby.

[Execution page, no text]

Party A: Xi’an Time Share Technology Information Co., Ltd

Legal Representative (Signature):

Party B: He Jilun

(Signature):

Party C: Chengdu Time Share Technology Information Co., Ltd.

Legal Representative (Signature):

[Execution page, no text]

Party D: He Da’en

(Signature):